EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

March 15, 2013

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Journal of Radiology, Inc. on Form S-8 of our audit report, dated September 26, 2012 relating to the accompanying balance sheets as of June 30, 2012 and 2011, and the related statements of operations, stockholders’ deficit, and cash flows for the each of the years then ended, and from inception (May 21, 2009) through June 30, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

March 15, 2013